Exhibit 99.1

ChargePoint, Inc. to Become Public Company, Advancing EV Charging Network’s Reach Across North America and Europe

Business Combination with Switchback Energy Acquisition Corporation Valued at $2.4 Billion

●	Public listing milestone broadens market leadership and builds on over a decade of innovation with more than 4,000 businesses and organizations participating in ChargePoint’s new fueling network

●	Approximately $493 million in net proceeds will advance ChargePoint, Inc.’s commercial, fleet and residential businesses

●	Transaction includes $225 million upsized PIPE at $10.00 per share anchored by institutional investors, including Baillie Gifford and funds managed by Neuberger Berman Alternatives Advisors

●	ChargePoint President and CEO Pasquale Romano and existing leadership team to lead combined company

●	Investor call scheduled for Thursday, September 24, 2020 at 8:30am ET

Campbell, Calif. & Dallas, Texas – September 24, 2020 – ChargePoint, Inc., (the “Company” or “ChargePoint”) a leading electric vehicle (“EV”) charging network, and Switchback Energy Acquisition Corporation (NYSE: SBE) (“Switchback”), a publicly traded special purpose acquisition company with a strategic focus on the energy sector, today announced the signing of a definitive business combination agreement. ChargePoint expects to use transaction proceeds to expand its reach in North America and Europe, further enhance its technology portfolio and significantly scale its commercial, fleet and residential businesses ahead of the anticipated introduction of an increasing number of new EV models and rising EV penetration.

“For thirteen years we have been singularly focused on our vision to move all people and goods on electricity, and that has never been more relevant than it is today,” said Pasquale Romano, President and CEO, ChargePoint. “We’ve pioneered networked charging and are resolute in our aim to usher in the transition to mass EV adoption by electrifying one parking spot at a time. Today, we are a charging market leader thanks to a winning business model, a complete portfolio and thousands of brands that have realized that EV charging is essential, good for business and aligned with their corporate and sustainability goals. Our technology charges all EVs – from passenger vehicles to delivery fleets – so there is no need to choose winners in electric mobility. We see ourselves as an index for the entire category.”

Scott McNeill, CEO, CFO and Director of Switchback said, “The EV charging industry is accelerating and it is expected that charging infrastructure investment will be $190 billion by 20301. As a first mover in the space, ChargePoint has distinguished itself as the number one EV charging network and is well positioned to deliver mission-critical charging infrastructure as the expected transition to electric mobility accelerates. ChargePoint has a proven and capital-light business model that combines hardware and high-margin, recurring software subscriptions and services with extensive and strong customer relationships. As a result, we believe ChargePoint will continue to grow its strong market position as the EV industry evolves. Switchback and our investors are excited to partner with the talented ChargePoint team to advance their vision.”

Founded in 2007, ChargePoint is a category creator in EV charging, helping to make the mass adoption of electric mobility a reality. It operates in every segment, from commercial to fleet to residential. ChargePoint has created one of the world’s largest charging networks with a capital-light model by selling individual organizations and businesses, known as site hosts, everything they need to electrify their parking spaces – networked charging hardware, software subscriptions and associated support services. Charging is matched to parking duration, from energy-managed AC level 2 to DC fast charging. The parking spaces owned by ChargePoint’s site hosts are seamlessly integrated into one network available to the driver in a top-rated mobile app. ChargePoint’s winning operating model and high-quality solutions foster loyal site hosts who expand their charging footprint as EV penetration rises, creating a virtuous loop of brand awareness, satisfied drivers, organic networked charging hardware and recurring SaaS revenue.

ChargePoint serves customers through its software-defined hardware portfolio, comprehensive suite of software solutions and robust network and services designed for a wide range of use cases. ChargePoint’s offerings have attracted a growing customer base of more than 4,000 organizations and businesses, building a network of more than 115,000 public and private places to charge. ChargePoint also offers access to an additional 133,000 public places to charge through network roaming integrations across North America and Europe. Drivers plug into the ChargePoint network approximately every two seconds and have completed more than 82 million charging sessions to date.

Upon the transaction closing, ChargePoint will continue to be led by President and CEO, Pasquale Romano and the existing management team. Romano brings more than 30 years of executive leadership experience with technology companies including 2Wire, Inc. and Polycom, Inc. During Romano’s nearly ten-year tenure at ChargePoint, it has emerged as a leading EV charging network.

For a brief video on ChargePoint, please click here.

Transaction Overview

The business combination values ChargePoint at an implied $2.4 billion enterprise value. Upon transaction closing, and assuming no redemptions by Switchback stockholders, ChargePoint will have approximately $683 million in cash, resulting in a total pro forma equity value of approximately $3.0 billion. Cash proceeds raised in the transaction will be used to repay debt, fund operations, support growth and for general corporate purposes. The proceeds will be funded through a combination of Switchback’s approximately $317 million cash in trust, assuming no redemptions by Switchback stockholders, and a $225 million PIPE of common stock valued at $10.00 per share led by institutional investors including Baillie Gifford and funds managed by Neuberger Berman Alternatives Advisors. In addition, Switchback’s sponsor and certain other of its founder stockholders have agreed that a portion of their equity will vest only if following the closing the share price of ChargePoint exceeds $12.00 per share for any ten trading days within any twenty consecutive trading day period prior to the fifth anniversary of the closing of the transaction.

Upon the transaction closing, the combined company will be named ChargePoint Holdings, Inc. and will be listed on the New York Stock Exchange (the “NYSE”).

The boards of directors of both Switchback and ChargePoint have unanimously approved the proposed transaction. The closing is subject to the approval of ChargePoint’s stockholders and Switchback’s stockholders and other customary closing conditions, including Switchback’s registration statement being declared effective by the Securities and Exchange Commission (the “SEC”) and the expiration of the HSR Act waiting period. It is currently anticipated that the transaction will close, assuming satisfaction of such closing conditions, by the end of the fourth quarter of 2020.

Advisors

BofA Securities is serving as exclusive financial advisor, Oppenheimer & Co. Inc. is serving as capital markets advisor, and Weil, Gotshal & Manges LLP and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP are serving as legal advisors to ChargePoint. Goldman Sachs & Co. LLC is serving as exclusive financial advisor and Vinson & Elkins L.L.P. is serving as legal advisor to Switchback. Goldman Sachs & Co. LLC is serving as lead placement agent with BofA Securities and Oppenheimer & Co. Inc. serving as co-placement agents on the PIPE. Financial Profiles, Inc. is serving as investor relations advisor for ChargePoint.

Investor Conference Call and Webcast Information

ChargePoint and Switchback will host a joint investor conference call to discuss the proposed transaction today, September 24, 2020 at 8:30 am ET. To listen to the call via telephone, dial (877) 407-4018 for domestic callers or (201) 689-8471 for international callers using conference ID: 13710723. A telephone replay will be available from 11:30 am ET on Thursday September 24, 2020 to 11:59 pm ET on Thursday, October 8, 2020. The telephone replay may be accessed by dialing (844) 512-2921 for domestic callers or (412) 317-6671 for international with the same conference ID.

The investor conference call may also be accessed via a live webcast. To view the webcast, please click here. On the call, the presenters will be reviewing an investor presentation, which will be available on Switchback and ChargePoint’s websites and filed with the SEC as an exhibit to Switchback’s Current Report on Form 8-K prior to the call, and available on the SEC website at www.sec.gov.

About ChargePoint

Since 2007, ChargePoint has been committed to making it easy for businesses and drivers to go electric. The Company has built the largest EV charging network and most complete portfolio of charging solutions available today. ChargePoint’s cloud subscription platform and software-defined charging hardware are designed to include options for every charging scenario from home and multifamily to workplace, parking, hospitality, retail and transport fleets of all types. Today, one ChargePoint account provides access to hundreds-of-thousands of places to charge in North America and Europe. To date, drivers have logged more than 82 million charging sessions, with drivers plugging into the ChargePoint network approximately every two seconds. ChargePoint is creating the new fueling network to move all people and goods on electricity. For more information, visit the ChargePoint pressroom or contact the North American and European press offices.

About Switchback

Switchback is a special purpose acquisition company and was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses in the energy value chain. Switchback is sponsored by NGP Switchback, LLC, which is owned by a private investment fund advised by NGP Energy Capital Management, L.L.C. and the management team of Switchback. Switchback began trading on the NYSE in July 2019 and its common stock, units and warrants trade under the ticker symbols SBE, SBE.U and SBE.WS, respectively. For more information, please visit www.switchback-energy.com.

Forward Looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this presentation, regarding Switchback’s proposed acquisition of ChargePoint, Switchback’s ability to consummate the transaction, the benefits of the transaction and the combined company’s future financial performance, as well as the combined company’s strategy, future operations, estimated financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “could,” “should,” “will,” “may,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” the negative of such terms and other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on management’s current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Except as otherwise required by applicable law, Switchback and ChargePoint disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Switchback and ChargePoint caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond the control of either Switchback or ChargePoint. In addition, Switchback cautions you that the forward-looking statements contained in this press release are subject to the following factors: (i) the occurrence of any event, change or other circumstances that could delay the business combination or give rise to the termination of the agreements related thereto; (ii) the outcome of any legal proceedings that may be instituted against Switchback or ChargePoint following announcement of the transactions; (iii) the inability to complete the business combination due to the failure to obtain approval of the shareholders of Switchback, or other conditions to closing in the transaction agreement; (iv) the risk that the proposed business combination disrupts Switchback’s or ChargePoint’s current plans and operations as a result of the announcement of the transactions; (v) ChargePoint’s ability to realize the anticipated benefits of the business combination, which may be affected by, among other things, competition and the ability of ChargePoint to grow and manage growth profitably following the business combination; (vi) costs related to the business combination; (vii) risks related to the rollout of ChargePoint’s business and the timing of expected business milestones; (viii) ChargePoint’s dependence on widespread acceptance and adoption of electric vehicles and increased installation of charging stations; (ix) ChargePoint’s ability to maintain effective internal controls over financial reporting, including the remediation of identified material weaknesses in internal control over financial reporting relating to segregation of duties with respect to, and access controls to, its financial record keeping system, and ChargePoint’s accounting staffing levels; (x) ChargePoint’s current dependence on sales of charging stations for most of its revenues; (xi) overall demand for electric vehicle charging and the potential for reduced demand if governmental rebates, tax credits and other financial incentives are reduced, modified or eliminated or governmental mandates to increase the use of electric vehicles or decrease the use of vehicles powered by fossil fuels, either directly or indirectly through mandated limits on carbon emissions, are reduced, modified or eliminated; (xii) potential adverse effects on ChargePoint’s revenue and gross margins if customers increasingly claim clean energy credits and, as a result, they are no longer available to be claimed by ChargePoint; (xiii) the effects of competition on ChargePoint’s future business; (xiv) risks related to ChargePoint’s dependence on its intellectual property and the risk that ChargePoint’s technology could have undetected defects or errors; (xv) changes in applicable laws or regulations; and (xvi) the possibility that ChargePoint may be adversely affected by other economic, business, and/or competitive factors. Should one or more of the risks or uncertainties described in this press release materialize or should underlying assumptions prove incorrect, actual results and plans could differ materially from those expressed in any forward-looking statements. Additional information concerning these and other factors that may impact the operations and projections discussed herein can be found in Switchback’s periodic filings with the SEC, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2019. Switchback’s SEC filings are available publicly on the SEC’s website at www.sec.gov.

Important Information and Where to Find it

In connection with the proposed business combination, Switchback will file a registration statement on Form S-4 (the “Form S-4”) with the SEC. The Form S-4 will include a proxy statement/prospectus of Switchback. Additionally, Switchback will file other relevant materials with the SEC in connection with the business combination. Copies may be obtained free of charge at the SEC’s web site at www.sec.gov. Security holders of Switchback are urged to read the proxy statement/prospectus and the other relevant materials when they become available before making any voting decision with respect to the proposed business combination because they will contain important information about the business combination and the parties to the business combination. The information contained on, or that may be accessed through, the websites referenced in this press release is not incorporated by reference into, and is not a part of, this press release.

Participants in the Solicitation

Switchback and its directors and officers may be deemed participants in the solicitation of proxies of Switchback’s shareholders in connection with the proposed business combination. ChargePoint and its officers and directors may also be deemed participants in such solicitation. Security holders may obtain more detailed information regarding the names, affiliations and interests of certain of Switchback’s executive officers and directors in the solicitation by reading Switchback’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and the proxy statement/prospectus and other relevant materials filed with the SEC in connection with the business combination when they become available. Information concerning the interests of Switchback’s participants in the solicitation, which may, in some cases, be different than those of their stockholders generally, will be set forth in the proxy statement/prospectus relating to the business combination when it becomes available.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or constitute a solicitation of any vote or approval.

Contacts

ChargePoint, Inc.

Media

Darryll Harrison
Senior Director, Global Communications and Social Media

669-237-3380

Darryll.harrison@chargepoint.com

media@chargepoint.com

Switchback Energy Acquisition Corporation

Media and Investors

Scott McNeill and Jim Mutrie

info@switchback-energy.com

Investors

Financial Profiles, Inc.

Dan Oppenheim

310-622-8235

Jessica Serra

310-622-8232

chargepoint@finprofiles.com

1 Source: BloombergNEF Electric Vehicle Outlook 2020

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